Exhibit 99

FOR IMMEDIATE RELEASE
September 29, 2021

Cintas Corporation Announces
Fiscal 2022 First Quarter Results

CINCINNATI, September 29, 2021 -- Cintas Corporation (Nasdaq: CTAS) today reported results for its fiscal 2022 first quarter ended August 31, 2021. Revenue for the first quarter of fiscal 2022 was $1.90 billion compared to $1.75 billion in last year’s first quarter, an increase of 8.6%. The organic revenue growth rate for the first quarter of fiscal 2022, which adjusts for the impacts of acquisitions, divestitures and foreign currency exchange rate fluctuations, was also 8.6%. Diluted earnings per share (EPS) were $3.11 in the first quarter of fiscal 2022, an increase of 11.9% from last year's first quarter diluted EPS.

Gross margin for the first quarter of fiscal 2022 was $902.8 million compared to $826.2 million in last year’s first quarter. Gross margin as a percentage of revenue increased 30 basis points to 47.6% for the first quarter of fiscal 2022 compared to 47.3% in the first quarter of fiscal 2021.

Operating income for the first quarter of fiscal 2022 of $394.1 million increased 12.7% from last year’s first quarter operating income of $349.7 million. Operating income as a percentage of revenue increased 80 basis points to 20.8% in the first quarter of fiscal 2022 compared to 20.0% in the first quarter of fiscal 2021.

Net income was $331.2 million for the first quarter of fiscal 2022, an increase of 10.4% from last year's first quarter net income of $300.0 million. First quarter of fiscal 2022 diluted EPS was $3.11, an increase of 11.9% from last year's first quarter diluted EPS of $2.78.

On September 15, 2021, Cintas paid shareholders $98.8 million in quarterly dividends in the aggregate. The amount per share of common stock paid of $0.95 represents a 26.7% increase over the Company's previous quarterly dividend.

Todd M. Schneider, Cintas' President and Chief Executive Officer, stated, "We are pleased with our start to fiscal 2022. I am proud of the execution of our employee-partners. They continue to navigate an unsettled environment by focusing on providing businesses with the products and services needed to help our customers get Ready for the Workday®. I look forward to another successful fiscal year."

Mr. Schneider concluded, "We are increasing our fiscal 2022 financial guidance. We are raising our annual revenue expectations from a range of $7.53 billion to $7.63 billion to a range of $7.58 billion to $7.67 billion and diluted EPS from a range of $10.35 to $10.75 to a range of $10.60 to $10.90. Please note the following regarding guidance:

•Our fiscal 2022 effective tax rate is expected to be approximately 19.5% compared to a rate of 13.7% for fiscal 2021. The higher effective tax rate negatively impacts fiscal 2022 diluted EPS guidance by about $0.77 and diluted EPS growth by about 760 basis points;
•Guidance does not include the impact of any future share buybacks or potential tax reform; and
•Guidance assumes an uneven economic recovery caused by the surging COVID-19 delta variant. However, guidance does not contemplate significant COVID-19 pandemic-related setbacks such as stay-at-home orders and other restrictions, commonly referred to as lockdowns."

Cintas

Cintas Corporation helps more than one million businesses of all types and sizes get Ready™ to open their doors with confidence every day by providing products and services that help keep their customers’ facilities and employees clean, safe and looking their best. With offerings including uniforms, mats, mops, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety training, Cintas helps customers get Ready for the Workday®. The Company is also the creator of the Total Clean Program™ — a first-of-its-kind service that includes scheduled delivery of essential cleaning supplies, hygienically clean laundering, and sanitizing and disinfecting products and services. Headquartered in Cincinnati, Cintas is a publicly held Fortune 500 company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of both the Standard & Poor’s 500 Index and Nasdaq-100 Index.

Cintas will host a live webcast to review the fiscal 2022 first quarter results today at 10:00 a.m., Eastern Time. The webcast will be available to the public on Cintas' website at www.Cintas.com. A replay of the webcast will be available approximately two hours after the completion of the live call and will remain available for two weeks.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release. Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs; lower sales volumes; loss of customers due to outsourcing trends; the performance and costs of integration of acquisitions; fluctuations in costs of materials and labor including increased medical costs; costs and possible effects of union organizing activities; failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety; the effect on operations of exchange rate fluctuations, tariffs and other political, economic and regulatory risks; uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation; the cost, results and ongoing assessment of internal controls for financial reporting; the effect of new accounting pronouncements; disruptions caused by the inaccessibility of computer systems data, including cybersecurity risks; the initiation or outcome of litigation, investigations or other proceedings; higher assumed sourcing or distribution costs of products; the disruption of operations from catastrophic or extraordinary events including viral pandemics such as the COVID-19 coronavirus; the amount and timing of repurchases of our common stock, if any; changes in federal and state tax and labor laws; and the reactions of competitors in terms of price and service. Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2021 and in our reports on Forms 10-Q and 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us, or that we currently believe to be immaterial, may also harm our business.

For additional information, contact:

J. Michael Hansen, Executive Vice President and Chief Financial Officer - 513-972-2079
Paul F. Adler, Vice President - Treasurer & Investor Relations - 513-972-4195

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	August 31, 2021	August 31, 2020	% Change
Revenue:
Uniform rental and facility services	$1,508,176	$1,394,411	8.2%
Other	388,774	352,164	10.4%
Total revenue	1,896,950	1,746,575	8.6%

Costs and expenses:
Cost of uniform rental and facility services	779,301	715,412	8.9%
Cost of other	214,893	204,962	4.8%
Selling and administrative expenses	508,655	476,495	6.7%

Operating income	394,101	349,706	12.7%

Interest income	(56)	(64)	(12.5)%
Interest expense	21,854	24,550	(11.0)%

Income before income taxes	372,303	325,220	14.5%
Income taxes	41,124	25,215	63.1%
Net income	$331,179	$300,005	10.4%

Basic earnings per share	$3.19	$2.86	11.5%

Diluted earnings per share	$3.11	$2.78	11.9%

Basic weighted average common shares outstanding	103,295	104,110
Diluted weighted average common shares outstanding	105,944	107,129

CINTAS CORPORATION SUPPLEMENTAL DATA

Gross Margin and Net Income Margin Results

	Three Months Ended
	August 31, 2021	August 31, 2020

Uniform rental and facility services gross margin	48.3%	48.7%
Other gross margin	44.7%	41.8%
Total gross margin	47.6%	47.3%
Net income margin	17.5%	17.2%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

The press release contains a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To supplement its consolidated condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides the additional non-GAAP financial measure of cash flow. The Company believes that this non-GAAP financial measure is appropriate to enhance understanding of its past performance as well as prospects for future performance. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is shown in the table within the narrative of the press release or below.

Computation of Free Cash Flow

	Three Months Ended
	August 31, 2021	August 31, 2020
Net cash provided by operations	$262,141	$312,292
Capital expenditures	(48,748)	(30,876)
Free cash flow	$213,393	$281,416

Management uses free cash flow to assess the financial performance of the Company. Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA

	Uniform Rental and Facility Services	First Aid and Safety Services	All Other	Corporate	Total
For the three months ended August 31, 2021
Revenue	$1,508,176	$199,116	$189,658	$—	$1,896,950
Gross margin	$728,875	$89,275	$84,606	$—	$902,756
Selling and administrative expenses	$399,493	$63,547	$45,615	$—	$508,655
Interest income	$—	$—	$—	$(56)	$(56)
Interest expense	$—	$—	$—	$21,854	$21,854
Income (loss) before income taxes	$329,382	$25,728	$38,991	$(21,798)	$372,303

For the three months ended August 31, 2020
Revenue	$1,394,411	$204,481	$147,683	$—	$1,746,575
Gross margin	$678,999	$82,104	$65,098	$—	$826,201
Selling and administrative expenses	$363,971	$63,577	$48,947	$—	$476,495
Interest income	$—	$—	$—	$(64)	$(64)
Interest expense	$—	$—	$—	$24,550	$24,550
Income (loss) before income taxes	$315,028	$18,527	$16,151	$(24,486)	$325,220

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except per share data)

	August 31, 2021	May 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$79,749	$493,640
Accounts receivable, net	927,360	901,710
Inventories, net	463,692	481,797
Uniforms and other rental items in service	846,656	810,104
Income taxes, current	11,249	22,282
Prepaid expenses and other current assets	148,960	133,776
Total current assets	2,477,666	2,843,309

Property and equipment, net	1,301,233	1,318,438

Investments	295,268	274,616
Goodwill	2,924,993	2,913,069
Service contracts, net	403,982	408,445
Operating lease right-of-use assets, net	159,289	168,532
Other assets, net	295,319	310,414
	$7,857,750	$8,236,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$202,968	$230,786
Accrued compensation and related liabilities	155,212	241,469
Accrued liabilities	592,384	518,910
Operating lease liabilities, current	43,308	43,850
Debt due within one year	1,275,167	899,070
Total current liabilities	2,269,039	1,934,085

Long-term liabilities:
Debt due after one year	1,343,222	1,642,833
Deferred income taxes	395,599	386,647
Operating lease liabilities	122,291	130,774
Accrued liabilities	418,396	454,637
Total long-term liabilities	2,279,508	2,614,891

Shareholders’ equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	—	—
Common stock, no par value, and paid-in capital: 425,000,000 shares authorized FY 2022: 190,127,513 issued and 103,329,218 outstanding FY 2021: 189,071,185 issued and 104,061,391 outstanding	1,625,594	1,516,202
Retained earnings	8,109,368	7,877,015
Treasury stock: FY 2022: 86,798,295 shares FY 2021: 85,009,794 shares	(6,395,493)	(5,736,258)
Accumulated other comprehensive (loss) income	(30,266)	30,888
Total shareholders’ equity	3,309,203	3,687,847
	$7,857,750	$8,236,823

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	August 31, 2021	August 31, 2020
Cash flows from operating activities:
Net income	$331,179	$300,005

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	60,955	60,574
Amortization of intangible assets and capitalized contract costs	36,994	35,605
Stock-based compensation	36,496	29,055
Gain on sale of operating assets	(12,178)	—
Deferred income taxes	22,887	(8,716)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(27,742)	7,118
Inventories, net	14,986	(77,944)
Uniforms and other rental items in service	(39,274)	16,552
Prepaid expenses and other current assets and capitalized contract costs	(36,724)	(42,277)
Accounts payable	(26,272)	20,358
Accrued compensation and related liabilities	(85,834)	(10,067)
Accrued liabilities and other	(24,342)	(14,297)
Income taxes, current	11,010	(3,674)
Net cash provided by operating activities	262,141	312,292

Cash flows from investing activities:
Capital expenditures	(48,748)	(30,876)
Purchases of investments	(8,738)	(4,940)
Proceeds from sale of operating assets	15,070	—
Acquisitions of businesses, net of cash acquired	(35,725)	(1,984)
Other, net	(6,180)	(2,142)
Net cash used in investing activities	(84,321)	(39,942)

Cash flows from financing activities:
Issuance of commercial paper, net	326,000	—
Repayment of debt	(250,000)	—
Proceeds from exercise of stock-based compensation awards	72,896	72,123
Dividends paid	(79,135)	—
Repurchase of common stock	(659,235)	(69,011)
Other, net	(610)	(869)
Net cash (used in) provided by financing activities	(590,084)	2,243

Effect of exchange rate changes on cash and cash equivalents	(1,627)	1,547

Net (decrease) increase in cash and cash equivalents	(413,891)	276,140
Cash and cash equivalents at beginning of period	493,640	145,402
Cash and cash equivalents at end of period	$79,749	$421,542